Exhibit 5.1

WILLIAMS LAW GROUP, P.A.
2503 West Gardner Court
Tampa, FL  33611

July 29, 2009

Forests Global, Inc.

Re:	Forests Global, Inc. Registration Statement on Form S-1 File No. 333-152935

Gentlemen:

I have acted as your counsel in the preparation of the above Registration Statement on Form S-1 (the "Registration Statement") filed by you with the Securities and Exchange Commission covering 3,710,000 shares of Common Stock of Forests Global, Inc. (the "Stock").

In so acting,  I have examined and relied upon such records,  documents and other  instruments  as in our judgment are necessary or  appropriate in order to express the opinion  hereinafter  set forth and have assumed the  genuineness of all signatures,  the authenticity of all documents submitted to us as originals, and the  conformity  to original  documents  of all  documents  submitted  to us certified or photostatic copies.  This opinion is based upon the laws of the state of Nevada.

Based on the foregoing, I am of the opinion that:

1.  The Stock is duly and validly issued, fully paid and nonassessable.

2.  The issuance of the Stock has been duly authorized.

I hereby consent to the use of this opinion as an exhibit to the Registration Statementand to being named as an Expert in the “Experts” section of the Prospectus.

Very truly yours,

Williams Law Group, P.A.

/S/Michael T. Williams, Principal
By:  Michael T. Williams, Principal